                                                                    Exhibit 99.5







AUDITED FINANCIAL STATEMENTS
Classwell Learning Group Inc.
(A Development-Stage Company)
Period from July 27, 2000 (date of inception) through December 31, 2000

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                          Audited Financial Statements

     Period from July 27, 2000 (date of inception) through December 31, 2000



                                    CONTENTS

Report of Independent Auditors.........................................................................1

Audited Financial Statements

Balance Sheet..........................................................................................2
Statement of Operations................................................................................3
Statement of Redeemable Convertible Common Stock and Stockholders' Deficit.............................4
Statement of Cash Flows................................................................................5
Notes to Financial Statements..........................................................................6

                         Report of Independent Auditors


To the Board of Directors and
Stockholders of Classwell Learning Group Inc.

We have audited the accompanying balance sheet of Classwell Learning Group Inc. (a development-stage company) (the "Company") as of December 31, 2000, and the related statements of operations, redeemable convertible common stock and stockholders' deficit, and cash flows for the period from July 27, 2000 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Classwell Learning Group Inc. (a development-stage company) at December 31, 2000, and the results of its operations and its cash flows for the period from July 27, 2000 (date of inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Classwell Learning Group Inc. will continue as a going concern. As more fully discussed in
Note 1, the Company has incurred operating losses since inception, and has not achieved and does not expect to achieve sufficient revenues to support future operations without additional financing. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                           /s/ Ernst & Young LLP

Boston, Massachusetts
March 16, 2001

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                                  Balance Sheet

                                December 31, 2000

ASSETS
Current assets:
   Cash and cash equivalents                                                                   $   2,319,937
   Prepaid expenses and other current assets                                                         174,678
                                                                                           -------------------
Total current assets                                                                               2,494,615

Property and equipment, net                                                                        1,513,889
Capitalized software costs                                                                         1,503,637
Electronic publishing and ancillary agreements, net                                                3,697,169
Goodwill, net                                                                                      4,766,996
Prepaid royalties to shareholder                                                                   2,000,000
Investment                                                                                           550,000
                                                                                           -------------------

Total assets                                                                                    $ 16,526,306
                                                                                           ===================

LIABILITIES, REDEEMABLE CONVERTIBLE COMMON STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Royalties payable to stockholder                                                            $   2,000,000
   Accounts payable and accrued expenses                                                           1,185,560
   Accounts payable to stockholder                                                                   424,946
                                                                                           -------------------
Total current liabilities                                                                          3,610,506

Commitments

Redeemable convertible common stock:
   Class A common stock, $0.001 par value; 11,000,000 shares authorized, 8,438,868 shares
     issued and outstanding (stated at liquidation and redemption value)                          39,650,534
   Class D common stock, $0.001 par value; 7,800,000 shares authorized, no shares issued
     and outstanding                                                                                       -
   Common stock subscription receivables (Note 1 and 9)                                          (20,404,417)

Stockholders' deficit:
   Class B common stock, $0.001 par value; and 15,000,000 shares authorized, 159,253
     share issued and outstanding                                                                        159
   Class C common stock, $0.001 par value; and 2,018,744 shares authorized, issued and
     outstanding                                                                                       2,019
   Additional paid-in capital                                                                      2,182,400
   Accumulated deficit                                                                            (6,990,292)
   Deferred compensation                                                                          (1,524,603)
                                                                                           -------------------
Total stockholders' deficit                                                                       (6,330,317)
                                                                                           -------------------

Total liabilities, redeemable convertible common stock and
   stockholders' deficit                                                                        $ 16,526,306
                                                                                           ===================

SEE ACCOMPANYING NOTES.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                             Statement of Operations

              For the period from July 27, 2000 (date of inception)
                            through December 31, 2000


Operating expenses:
   Research and development                                                                $ 3,639,899
   Selling and marketing                                                                     1,756,394
   General and administrative                                                                1,504,973
                                                                                      -------------------
Loss from operations                                                                        (6,901,266)
Interest income                                                                                118,989
                                                                                      -------------------
Loss before benefit from income taxes                                                       (6,782,277)
Income tax benefit                                                                           1,595,197
                                                                                      -------------------
Net loss                                                                                   $(5,187,080)
                                                                                      ===================


SEE ACCOMPANYING NOTES.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                             Statement of Cash Flows

              For the period from July 27, 2000 (date of inception)
                            through December 31, 2000

OPERATING ACTIVITIES
Net loss                                                                                  $ (5,187,080)
Adjustments to reconcile net loss to net cash used in operating activities:
    Benefit from deferred tax liability                                                     (1,595,197)
    Depreciation and amortization expense                                                      728,216
    Amortization of acquired prepaid license and market research                               521,059
    Stock-based compensation                                                                   286,897
    Changes in operating assets and liabilities:
       Prepaid expenses and other current assets                                              (124,678)
       Accounts payable and accrued expenses                                                 1,185,560
       Accounts payable to stockholder                                                         424,946
                                                                                    ---------------------
Net cash used in operating activities                                                       (3,760,277)

INVESTING ACTIVITIES
Purchases of property and equipment                                                         (1,206,914)
Capitalized software costs                                                                  (1,321,477)
                                                                                    ---------------------
Net cash used in investing activities                                                       (2,528,391)

FINANCING ACTIVITIES
Proceeds from sale of Class A and Class D common stock                                       8,606,586
Proceeds from sale of Class C common stock                                                       2,019
                                                                                    ---------------------
Net cash provided by financing activities                                                    8,608,605
                                                                                    ---------------------

Net increase in cash and cash equivalents                                                    2,319,937
Cash and cash equivalents at July 27, 2000 (date of inception)                                       -
                                                                                    ---------------------

Cash and cash equivalents at December 31, 2000                                            $  2,319,937
                                                                                    =====================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
   Issuance of Class A, Class B and Class D common stock in conjunction with the
     acquisition of certain noncash assets                                                $  9,207,378
                                                                                    =====================
   Issuance of common stock subscription receivables in conjunction with issuance
     of Class A and Class D common stock                                                   $20,404,417
                                                                                    =====================
   Conversion of Class D common stock into Class A common stock                            $34,953,847
                                                                                    =====================
   Accretion of Class A common stock to redemption value                                  $  1,803,212
                                                                                    =====================
   Accrual of prepaid royalties to stockholder                                            $  2,000,000
                                                                                    =====================

SEE ACCOMPANYING NOTES.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                          Notes to Financial Statements

                                December 31, 2000


1. ORGANIZATION AND NATURE OF OPERATIONS

NATURE OF OPERATIONS

Classwell Learning Group Inc. (the "Company") was incorporated in the state of Delaware on July 27, 2000 to provide online supplemental education services to meet the educational needs of teachers, students, parents and administrators by providing new teaching and learning resources. The Company's principal market is the United States. The Company operates in a single segment: online education services for pre-kindergarten through secondary education levels.

DEVELOPMENT STAGE REPORTING

The Company is considered to be in the development stage as no significant revenues have been derived from operations. Accordingly, the financial statements are presented in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, ACCOUNTING AND REPORTING BY DEVELOPMENT STAGE ENTERPRISES. The Company's ability to progress beyond the development stage is subject to risks common to technology-based companies including, but not limited to, the development of new technology, the ability to obtain adequate financing to fund future operations, the successful development and marketing of commercial products, expansion of markets and distribution channels, competition from substitute products and larger companies, and dependence on key personnel.

GOING CONCERN

The Company has incurred significant operating losses since inception, and has not achieved and does not expect to achieve sufficient revenues to support future operations without additional financing. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management believes that the continued development of its products is the key element to the Company's ability to secure adequate financing until the Company is operating profitably. Management believes expected financing and current operations will be sufficient to allow the Company to continue as a going concern at least through 2001. Should revenues not materialize to planned levels, or additional equity financing be unavailable to the Company, management will restrict certain of the Company's planned activities and operations, as necessary, to sustain operations and conserve cash resources.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)


1. ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

INITIAL CAPITALIZATION

On September 6, 2000, the Company entered into a stock purchase agreement with Houghton Mifflin Company ("HMCo"), Sylvan Ventures, LLC (a subsidiary of Sylvan Learning Systems, Inc.), Inception Capital, LLC and Event411.com, Inc. (collectively the "Investors") whereby the Company issued shares of its Class A, Class B, Class C and Class D common stock (collectively the "Common Stock") in exchange for cash and stock subscription receivables from the Investors as well as contributed assets from HMCo and Event411.com, Inc.

The following is a summary of the Common Stock exchanged in the transaction:

Issuance of 645,162 shares of Class A common stock                                  $      3,000,003
Issuance of 159,253 shares of Class B common stock                                           371,059
Issuance of 2,018,744 shares of Class C common stock                                           2,019
Issuance of 7,793,706 shares of Class D common stock                                      36,240,733
Issuance costs                                                                            (1,393,414)
                                                                                   --------------------

                                                                                    $     38,220,400
                                                                                   ====================

The following is a summary of the assets that the Company received in exchange for the issuance of the Common Stock:

Cash proceeds ($10,002,019, net of issuance costs of $1,393,414)                    $      8,608,605
Stock subscription receivables                                                            20,404,417
Prepaid license fees and market research                                                     571,059
Property and equipment                                                                       612,766
Investment in Event411.com, Inc.                                                             550,000
Electronic publishing and ancillary agreements                                             3,961,253
Goodwill                                                                                   5,107,497
Deferred tax liabilities for electronic publishing and ancillary agreements               (1,595,197)
                                                                                   --------------------
                                                                                    $     38,220,400
                                                                                   ====================

The allocation of purchase price to intangible assets reflects preliminary estimates.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

1. ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

The stock subscription receivables are noninterest bearing promissory note agreements payable in three quarterly installments on December 1, 2000, March 1, 2001 and June 1, 2001. However, the Company can request payment of unpaid principal owed under these agreements in which payment will be due 10 days after such request. The Company has been receiving payment upon its request. Subsequent to December 31, 2000, Inception Capital, LLC informed the Company that it would not fund all of its stock subscription receivable. Accordingly, the agreement is in the process of being renegotiated (see Note 9).

The electronic publishing and ancillary agreements are comprised of value assigned to a trademark license arrangement and an electronic publishing agreement entered into between the Company and HMCo. These agreements are described in greater detail in Note 8.

In accordance with the terms of the stock purchase agreement, the Company reimbursed HMCo for operating costs incurred on behalf of the Company from July 1, 2000 through September 6, 2000 while the Company completed formation and initiated operations. Accordingly, the Company has reimbursed HMCo approximately $858,000, consisting of approximately $813,000 in operating expenses and approximately $45,000 in property and equipment purchases. The operating expenses have been charged to operations as the stock purchase agreement had valued the initial capitalization transaction on or about July 1, 2000, although the transaction was not completed until September 6, 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying financial statements and notes.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company invests its excess cash primarily in money market mutual funds. Accordingly, these investments are subject to minimal credit and market risk. For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Major replacements and improvements are capitalized while general repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets.

INVESTMENT

The Company accounts for its investment under the cost method. The Company obtained 18,333 shares of Class A preferred stock in Event 411.com valued at $550,000 as part of the consideration received from the stock purchase agreement dated September 6, 2000, as described in Note 1.

CAPITALIZED SOFTWARE COSTS

Capitalized software costs consist of costs incurred in the development of the Company's internet-based technology. Such costs consist of salaries, consulting fees, and software licenses for the design, deployment and enhancement of the Company's technology . The Company capitalizes such costs under Statement of Position ("SOP") 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, and Financial Accounting Standards Board Emerging Issues Task Force ("EITF") Issue No. 00-2, ACCOUNTING FOR WEBSITE DEVELOPMENT COSTS. Under SOP 98-1 and EITF 00-2, costs of internal use software are expensed during the preliminary project and post-implementation stages. Costs are capitalized during the application development stage. Capitalization ends when the project is substantially complete and the software is ready for its intended use. The Company capitalized approximately $1,504,000 since inception. No amortization expense was recognized during this period. Capitalized software development costs will be amortized over three years from the point that the software is ready for its intended use.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND OTHER INTANGIBLE ASSETS

Amortization of goodwill and other intangible assets is provided using the straight-line method over their estimated useful lives, five years. Other intangible assets consist of electronic publishing and ancillary agreements, and are being amortized over their estimated useful lives of five years. The Company reviews the carrying value of goodwill and other intangible assets for impairment whenever events in circumstances indicate that the carrying value may not be recoverable. At December 31, 2000, accumulated amortization for goodwill and other intangible assets was $340,501 and $264,084, respectively.

INCOME TAXES

The Company provides for income taxes under SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations. Accordingly, compensation expense is recorded for stock options awarded to employees and directors to the extent that the option exercise prices are less than the common stock's fair market value on the date of grant, where the number of shares and exercise price are fixed. The difference between the fair value of the Company's common stock and the exercise price of the stock option, if any, is recorded as deferred compensation and is amortized to compensation expense over the vesting period of the underlying stock option. The Company follows the disclosure requirements of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123 and related interpretations.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development costs are charged to expense as incurred. These costs totaled approximately $3,640,000 in 2000.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of the Company's financial instruments, which include cash equivalents, accounts payable, and accrued expenses approximate their fair values at December 31, 2000. The estimated fair values of the Company's notes receivable approximate their carrying value based upon current rates offered to the Company for similar type arrangements (see Note 1 and 9).

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and therefore the adoption of SFAS No. 133 and related amendments in fiscal year 2001 is not expected to have a material impact on its financial reporting.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44"), ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION AN INTERPRETATION OF APB 25. FIN 44 clarifies guidance for certain issues that arose in the application of APB 25. Areas of focus within FIN 44 include repricings, modifications to extend the opinion term, change of grantee status, modifications to accelerate vesting and options exchanged in a purchase business combination. FIN 44 is generally effective prospectively to new awards, modifications to outstanding awards, and changes in employee status on or after July 1, 2000.

3. PROPERTY AND EQUIPMENT

At December 31, 2000, property and equipment consisted of the following:

                                                                 ESTIMATED
                                                                USEFUL LIFE
                                                                 (IN YEARS)
                                                               ---------------
   Computer equipment                                                3          $    1,509,508
   Furniture and fixtures                                            5                 128,012
                                                                              -------------------

                                                                                     1,637,520
   Less accumulated depreciation                                                       123,631
                                                                              -------------------

   Property and equipment, net                                                  $    1,513,889
                                                                              ===================

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

4. COMMON STOCK

The Company has four classes of common stock: Class A, Class B, Class C and Class D. Class B and Class C common stock are considered junior stock to Class A common stock. The Company has reserved 8,438,868 shares and 1,700,000 shares of Class B common stock for the conversion of Class A common stock and issuance under the Company's 2000 Stock Compensation Plan, respectively.

The Company's common stock have the following significant characteristics:

LIQUIDATION, DISSOLUTION AND WINDING-UP

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Class A common stock are entitled to be paid out of the assets available for distribution, the purchase price ($4.65) of the respective shares, plus unpaid dividends (declared or undeclared). All remaining assets after the initial distribution to Class A common stockholders shall be distributed on a pro rata basis among the holders of Class A, Class B and Class C common stock based upon the number shares held by each, assuming conversion of Class A common stock into Class B common stock. If the assets of the Company are insufficient to pay the full preferential amounts to the holders of Class A common stock, the assets will be distributed ratably among the holders of Class A common stock in proportion to their aggregate liquidation preference amounts. The holders of Class D common stock have no special rights in liquidation, dissolution or winding-up. At December 31, 2000, the liquidation value of Class A common stock equals its redemption value.

DIVIDENDS

The holders of Class A common stock are entitled to receive, when and if declared by the Board of Directors, quarterly dividends at the per annum rate of 5.0% of $4.65 per share. Dividends accrue, whether or not declared or paid, and are cumulative for liquidation purposes. Cumulative unpaid and undeclared dividends included in the value of Class A common stock at December 31, 2000 are approximately $410,000. The holders of Class B and Class C common stock are entitled to receive dividends, when and if declared by the Board of Directors. The holders of Class D common stock have no dividend rights.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

4. COMMON STOCK (CONTINUED)

REGISTRATION RIGHTS

At any time more than six months after a qualified public offering, as defined, by the Company, a majority of the holders of Class A and Class B common stock (the Registrable Securities) may request the Company to register the shares, provided that the anticipated aggregate offering price of the registration is at least $5,000,000. The holders of Class C and Class D common stock have no registration rights.

REDEMPTION

At any time after August 1, 2005, upon the written request of a majority of Class A common stockholders, excluding Houghton Mifflin Company, the Company is required to redeem all of the Class A common stock outstanding. The redemption price for the Class A common stock is equal to the greater of the fair market value of Class A common stock or the original purchase price ($4.65) plus any accrued or unpaid dividends. The Company is required to immediately redeem Class C common stock, at par value, upon the issuance of Class B common stock for the conversion of other securities into Class B common stock, the issuance of Class B common stock upon the exercise of options or the vesting of restricted shares of Class B common stock. At December 31, 2000, the Class A common stock has been accreted to its redemption value.

RIGHT OF FIRST REFUSAL

At December 31, 2000, all holders of the Company's common stock have the right of first refusal to purchase any new securities offered by the Company. The right of first refusal terminates immediately prior to the closing of a qualified initial public offering, as defined, of the Company's common stock.

CONVERSION

Each share of Class A common stock is initially convertible at the option of the holder into one share of Class B common stock. The conversion ratio is subject to adjustment upon the occurrence of certain dilutive events, such as, but not limited to, stock splits, dividends, issuances of other securities, and change in conversion price. Upon the consummation of a qualified public offering with gross proceeds to the Company of not less than $25,000,000, all shares of Class A common stock are subject to mandatory conversion. All shares of Class D common stock are automatically converted, on a one-for-one basis, into Class A common stock upon the earlier of the expiration or

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

4. COMMON STOCK (CONTINUED)

termination of the waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. All shares of Class D common stock were converted into Class A common stock on October 19, 2000 upon the termination of the waiting period. Class B and Class C common stock have no conversion rights.

VOTING RIGHTS

The holders of Class A common stock are entitled to the number of votes equal to the number of Class B common stock shares into which they are convertible. The holders of Class A and Class C common stock vote with the holders of Class B common stock as a single class. The holders of Class D common stock do not have any voting rights. The holders of Class A common stock are also entitled to nominate directors. Furthermore, the Company is required to obtain the approval of a majority of the holders of Class A common stock for the sale of substantially all of the Company's assets or declare, or pay, dividends on junior stock and at least 85% of the holders of Class A common stock to amend or restate the Company's certificate of incorporation or change the number of seats of the Company's Board of Directors.

5. STOCK COMPENSATION PLAN

In February 2001, the Company's Board of Directors approved the 2000 Stock Compensation Plan (the "Plan") for which 1,700,000 shares of Class B common stock have been reserved. Under the terms of the Plan, the Company may grant incentive stock options to employees of the Company and nonqualified stock options, awards of restricted stock, and direct stock purchase opportunities to directors, officers, employees and consultants of the Company. The exercise price, vesting provisions and duration of incentive stock options and nonqualified stock options shall be determined for each grant by the Board of Directors. The maximum term of the options is ten years. Incentive stock options may not be granted at less than the fair market value of the Company's common stock at the date of grant and for a term not to exceed ten years. For holders of 10% or more of the Company's outstanding common stock, options may not be granted at less than 110% of the fair market value of the common stock at the date of grant and the option term may not exceed five years. Nonqualified options may be granted at an exercise price less than, equal to or greater than the fair market value on the date of grant, as determined by the Board of Directors.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

5. STOCK COMPENSATION PLAN (CONTINUED)

Incentive stock options generally vest over a four-year period. The Company's stock option activity from July 27, 2000 (date of inception) through December 31, 2000 is summarized as follows:

                                                                            WEIGHTED-
                                                                             AVERAGE
                                                                            EXERCISE
                                                           OPTIONS            PRICE
                                                      -----------------------------------
Granted (exercise price below fair value)                    800,000         $ 0.10
Granted (exercise price equal to fair value)                 321,500           2.33
Canceled                                                     (20,000)          2.33
                                                      ------------------
Outstanding at end of year                                 1,101,500           0.71
                                                      ===================================
Exercisable at end of year                                    50,000         $ 0.10
                                                      ===================================

The fair value of the options granted during the period from July 27, 2000 (date of inception) through December 31, 2000 is estimated to be $2.26 for options granted with exercise prices below the Class B common stock fair value and $0.63 for options granted with exercise prices equal to the Class B common stock fair value.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

                                                               WEIGHTED-
                                                                AVERAGE
                                                               REMAINING
                                           OPTIONS            CONTRACTUAL            OPTIONS
           EXERCISE PRICE                OUTSTANDING        LIFE (IN YEARS)        EXERCISABLE
----------------------------------------------------------------------------------------------------
               $ 0.10                       800,000                9.7                 50,000
                 2.33                       301,500                9.8                      -
                                     ---------------------                     ---------------------
                                          1,101,500                                    50,000
                                     =====================                     =====================

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

5. STOCK COMPENSATION PLAN (CONTINUED)

SFAS No. 123 encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in APB 25 and related interpretations. Accordingly, deferred compensation cost for restricted stock awards and stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. For the period from July 27, 2000 (date of inception) through December 31, 2000, the Company recorded $1,784,000 in deferred compensation for options to purchase common stock granted at exercise prices determined to be below the fair value of the common stock on the date of grant. The Company recognized compensation expense of $278,187 during this period related to these arrangements. Furthermore, during the same period, the Company recorded deferred compensation and compensation expense of $27,500 and $8,710, respectively, for options granted to nonemployees.

Option valuation models have been developed to estimate the fair value of traded options, which have no vesting restrictions and are fully transferable. Such models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The fair value of each option grant is estimated on the date of grant using the minimum value method.

The following assumptions were made for grants in 2000:

Dividend yield                                                                   0%
Expected lives of options (in years)                                              5
Risk-free interest rate                                                      5.33%-6.08%


Had the Company accounted for stock options to employees under the fair value method prescribed under SFAS No. 123, pro forma net losses would have been as follows (the effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts):

Net loss (as reported)                                                       $(5,187,080)
Incremental stock compensation expense                                            (9,039)
                                                                        ---------------------

Pro forma net loss                                                           $(5,196,119)
                                                                        =====================

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)


6. INCOME TAXES

A reconciliation of the Company's income tax provision to the statutory federal and state provision is as follows:

Statutory federal income tax provision                                    $    (2,306,000)
State income taxes, net of federal tax benefit                                   (425,000)
Change in deferred tax asset valuation allowance                                  989,000
Amortization of goodwill                                                          116,000
   Other items                                                                     31,000
                                                                        -------------------
   Net income tax expense / (benefit)                                     $    (1,595,000)
                                                                        ===================

Significant components of the Company's deferred tax liabilities and assets at December 31, 2000 consist of the following:

Deferred tax liabilities:
   Electronic publishing and ancillary agreements                         $     1,489,000
   Capitalized software costs                                                     606,000
                                                                        -------------------
Total deferred tax liabilities                                                  2,095,000
Deferred tax assets:
   Net operating loss carryforwards                                             1,899,000
   Startup costs                                                                1,166,000
   Property and equipment                                                          19,000
                                                                        -------------------
Total deferred tax assets                                                       3,084,000
Valuation allowance for deferred tax assets                                      (989,000)
                                                                        -------------------
Net deferred tax assets                                                         2,095,000
                                                                        -------------------
Net deferred tax liabilities / (assets)                                   $             -
                                                                        ===================

The Company has net operating loss carryforwards for both federal and state of approximately $4,716,000 available at December 31, 2000 to offset future taxable income. The above net operating loss carryforwards expire at various times through fiscal year 2020. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income. Subsequent significant ownership changes could further effect the limitation in future years.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)

6. INCOME TAXES (CONTINUED)

The Company has incurred losses since inception and has provided a full valuation allowance on its deferred tax assets at December 31, 2000 since realization of these future benefits is uncertain.

No income taxes were paid in the period from July 27, 2000 (date of inception) through December 31, 2000.

7. EMPLOYEE BENEFIT PLAN

In 2000, the Company established the Classwell 401(k) Plan (the "Plan") for its employees, which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the Plan within statutory and plan limits. The Company has not contributed to the Plan during 2000.

8. RELATED PARTY TRANSACTIONS

In accordance with the stock purchase agreement dated September 6, 2000, the Company entered into the following arrangements with Houghton Mifflin Company ("HMCo"), a shareholder:

REIMBURSEMENT OF OPERATING EXPENSES

The Company reimbursed HMCo for operating costs incurred on behalf of the Company from July 1, 2000 through September 6, 2000 while the Company completed formation and initiated operations. Accordingly, the Company has reimbursed HMCo approximately $858,000, consisting of approximately $813,000 in operating expenses and approximately $45,000 in property and equipment purchases. The operating expenses have been charged to operations as the stock purchase agreement had valued the initial capitalization transaction on or about July 1, 2000, although the transaction was not completed until September 6, 2000.

ADMINISTRATIVE AND SERVICES AGREEMENT

The Company entered into an agreement with HMCo that provides administrative support services including payroll processing, use of a general ledger system, use of an accounts payable and check processing system, and access to consulting and or other support services. The monthly cost for these administrative support services is $1,000 plus time and materials costs for consulting or other support. The agreements is scheduled to terminate on May 31, 2001. During 2000, the Company charged administrative support expenses to operations of approximately $12,000 related to this agreement.

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)


8. RELATED PARTY TRANSACTIONS (CONTINUED)

USE AND OCCUPANCY AGREEMENT

The Company has an agreement with HMCo that grants the Company a license to occupy certain leased space and use certain furniture and equipment for a monthly cost of approximately $49,000. The agreement was scheduled to terminate on May 31, 2001. The Company has made arrangements to extend the license of the leased space and equipment with minimum lease payments totaling approximately $592,000 for 2001. During 2000, the Company charged rent expense to operations of approximately $222,000. The Company also paid approximately $33,000 to HMCo for utilization of property and equipment under this agreement.

TRADEMARK LICENSE ARRANGEMENT

The Trademark License Agreement ("TLA") allows the Company to use HMCo licensed trademarks, including HMCo's trade name and as defined, for approximately ten years through December 31, 2010 on a royalty free, nonexclusive basis. Through August 1, 2003, HMCo cannot grant the use of its licensed trademarks to any of the Company's competitors. Furthermore, for a two-year period, the TLA requires that HMCo will not establish a new business until after December 31, 2002 that is substantially equivalent in scope and nature to the Company.

ELECTRONIC PUBLISHING AGREEMENT

The Electronic Publishing Agreement ("EPA") provides the Company with electronic revision and electronic distribution rights of HMCo copyrighted materials, as defined. The EPA includes provisions for a royalty payment equal to 5% of net revenues earned until December 31, 2003, 4% in 2004, 3% in 2005 and 1% thereafter until December 31, 2010. The EPA includes terms for a minimum royalty payment of $8 million payable in cash and/or stock. A maximum of $4 million can be paid with voting stock, at the Company's option. The fair value of the stock is valued at $4.65 for the purposes of this agreement.

Minimum royalty payments are scheduled as follows:

                                                            OBLIGATION DATE           PAYMENT DUE DATE
                                                       -------------------------- -------------------------
$2.0 million payable in cash                               September 6, 2000          October 31, 2001
$2.0 million payable in cash                               October 31, 2001           October 31, 2001
$1.3 million payable in cash or stock                      October 31, 2001           October 31, 2001
$1.35 million payable in cash or stock                     October 31, 2002           October 31, 2002
$1.35 million payable in cash or stock                     October 31, 2003           October 31, 2003

                          Classwell Learning Group Inc.
                          (A Development-Stage Company)

                    Notes to Financial Statements (continued)


8. RELATED PARTY TRANSACTIONS (CONTINUED)

Each minimum royalty payment shall be used to offset percentage royalties due HMCo by crediting such minimum payments against royalties owed HMCo during the term of the ten-year agreement. As of December 31, 2000, the Company has recorded $2.0 million of prepaid royalties and $2.0 million in accrued royalties to recognize the minimum royalty obligation due as of October 31, 2001. HMCo may, in its sole discretion, extend the payment due dates, but not the obligation dates, for any, or all, of the royalty payments due as of October 31, 2001 to the earlier to occur of (a) January 30, 2002, or (b) to the date of closing of a next round of equity financing by the Company.

9. SUBSEQUENT EVENTS

INCEPTION CAPITAL, LLC STOCK SUBSCRIPTION RECEIVABLE

In conjunction with the Company's stock purchase transaction on September 6, 2000, the Company issued a stock subscription receivable to Inception Capital, LLC. The stock subscription receivable is a noninterest bearing promissory note agreement payable in three quarterly installments of $2,220,492, $1,973,770 and $839,942 on December 1, 2000, March 1, 2001 and June 1, 2001, respectively. However, the Company can request payment of unpaid principal owed under the agreement in which payment will be due 10 days after such request. Subsequent to December 31, 2000, Inception Capital, LLC informed the Company that it would not fund the total amount of its stock subscription receivable. Accordingly, the Company and Inception Capital, LLC are currently renegotiating this agreement.

EDTOPIA.COM ASSET PURCHASE AND SALE AGREEMENT

On February 2, 2001, the Company entered into an Asset Purchase and Sale Agreement with Edtopia.com (d/b/a GlobaLearn) ("Edtopia") whereby the Company, for a purchase price of $206,500, agreed to purchase certain intellectual property and miscellaneous property and equipment from Edtopia. The payment of $206,500 is comprised of $81,500 paid at the closing and issuance of a noninterest bearing note for $125,000 due February 2, 2002.

                         Classwell Learning Group Inc.
                         (A Development-Stage Company)

   Statement of Redeemable Convertible Common Stock and Stockholders' Deficit

For the period from July 27, 2000 (date of inception) through December 31, 2000


                                                        Class A Common Stock        Class D Common Stock        Common Stock
                                                    ----------------------------  --------------------------    Subscription
                                                       Shares          Amount       Shares         Amount        Receivable
                                                    ------------   -------------  -----------  -------------   --------------
Issuance of Class A, Class B, Class C and Class D
  common stock for cash, subscription receivable,
  fixed assets and intangible assets, net of
  issuance costs of $1,393,414, on September 6, 2000    645,162     $ 2,893,475    7,793,706    $ 34,953,847    $(20,404,417)

Conversion of Class D common stock into Class A
  common stock on October 19, 2000 .................  7,793,706      34,953,847   (7,793,706)    (34,953,847)

Deferred compensation related to stock options
  grants to employees and nonemployees .............

Amortization of deferred compensation ..............
Accretion of Class A common stock to
  redemption value .................................                  1,803,212

Net loss ...........................................
                                                    ------------   -------------  -----------  -------------   --------------
Balance at December 31, 2000 .......................  8,438,868     $39,650,534           --    $          -    $(20,404,417)
                                                    ============   =============  ===========  =============   ==============




                                                        Class B Common Stock     Class C Common Stock   Additional
                                                      ----------------------- ------------------------   Paid-in     Accumulated
                                                        Shares    Par Value     Shares      Par Value    Capital       Deficit
                                                      ---------- ------------ -----------  -----------  ----------  -------------
Issuance of Class A, Class B, Class C and Class D
  common stock for cash, subscription receivable,
  fixed assets and intangible assets, net of
  issuance costs of $1,393,414, on September 6, 2000    159,253      $  159    2,018,744    $   2,019   $  370,900

Conversion of Class D common stock into Class A
  common stock on October 19, 2000 .................

Deferred compensation related to stock options
  grants to employees and nonemployees .............                                                     1,811,500

Amortization of deferred compensation ..............
Accretion of Class A common stock to
  redemption value .................................                                                                 $ (1,803,212)

Net loss ...........................................                                                                   (5,187,080)
                                                      ---------- ------------ -----------  -----------  ----------  -------------
Balance at December 31, 2000 .......................    159,253      $  159    2,018,744    $  2,019    $2,182,400   $ (6,990,292)
                                                      ========== ============ ===========  ===========  ==========  =============


                                                                        Total
                                                        Deferred    Stockholders'
                                                      Compensation     Deficit
                                                      ------------  -------------
Issuance of Class A, Class B, Class C and Class D
  common stock for cash, subscription receivable,
  fixed assets and intangible assets, net of
  issuance costs of $1,393,414, on September 6, 2000                 $   373,078

Conversion of Class D common stock into Class A
  common stock on October 19, 2000 .................

Deferred compensation related to stock options
  grants to employees and nonemployees .............  $(1,811,500)            --

Amortization of deferred compensation ..............      286,897        286,897
Accretion of Class A common stock to
  redemption value .................................                  (1,803,212)

Net loss ...........................................                  (5,187,080)
                                                      ------------  -------------
Balance at December 31, 2000 .......................  $(1,524,603)   $(6,330,317)
                                                      ============  =============





See accompanying notes.